Exhibit 99.1

Forest Oil Announces Fourth Quarter and Year-End 2012 Results

Fourth Quarter 2012 Average Net Sales Volumes of 309 MMcfe/d; 35% Liquids Compared to 30% Liquids in Fourth Quarter 2011

Fourth Quarter 2012 Average Oil Net Sales Volumes of 8.7 MBbls/d; 47% Increase Compared to Fourth Quarter 2011 Pro Forma for Divestitures

Fourth Quarter 2012 Average Liquids Net Sales Volumes of 17.9 MBbls/d; 21% Increase Compared to Fourth Quarter 2011 Pro Forma for Divestitures

2012 Average Equivalent Net Sales Volumes Increase 6% Compared to 2011 Pro Forma for Divestitures

2012 Average Oil Net Sales Volumes Increase 67% Compared to 2011 Pro Forma for Divestitures

2012 Estimated Proved Reserves of 1,363 Bcfe; Oil Reserves Increase 27% Compared to 2011 Pro Forma for Divestitures

2012 Drill Bit Reserve Replacement of 194% with Finding and Development Costs of $2.76 per Mcfe

DENVER--(BUSINESS WIRE)--February 20, 2013--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the fourth quarter and full-year 2012 and provided year-end estimated proved reserves. References to pro forma results excludes asset sales completed during 2012 and the South Texas divestiture that closed on February 15, 2013.

Forest noted the following results for the three months ended December 31, 2012:

  Average net sales volumes of 309 MMcfe/d; at the mid-point of previously provided guidance
  Average oil net sales volumes of 8.7 MBbls/d; pro forma increase of 47% from the fourth quarter of 2011
  Average liquids net sales volumes of 17.9 MBbls/d; pro forma increase of 21% from the fourth quarter of 2011
  Adjusted net earnings of $17 million compared to $20 million in the corresponding 2011 period
  Adjusted EBITDA of $132 million compared to $139 million in the corresponding 2011 period
  Adjusted discretionary cash flow of $93 million compared to $104 million in the corresponding 2011 period

Due primarily to a non-cash ceiling test write-down of $279 million and debt extinguishment costs of $36 million, Forest reported a net loss of $287 million, or $(2.48) per share, for the three months ended December 31, 2012.

Patrick R. McDonald, President and CEO, stated, “Forest has made measurable progress in executing a strategic realignment of operational and financial priorities. On a pro forma basis, fourth quarter oil volumes increased 47% compared to the fourth quarter of 2011, liquids made up approximately 35% of our equivalent volumes, and we expect continued oil and liquids growth in 2013. Our estimated oil reserves increased 27% during 2012 and comprise 15% of estimated proved reserves at year-end 2012 as compared with 9% at year-end 2011 pro forma for divestitures.

“Our 2012 divestiture program was successful and the recently completed sale of our South Texas properties brought total divestiture proceeds to approximately $600 million since announcing our deleveraging plan last July. The proceeds are being used to pay down debt, which has improved and restored flexibility to our balance sheet.

“Our 2013 capital budget is designed to be near projected cash flow and will allow us to maintain ample financial liquidity. Forest entered the year with five rigs deployed on oil and liquids prospects within our core development areas. The 2013 capital plan is anchored by investments in our Panhandle Area and Eagle Ford Shale assets, which form the foundation of our oil portfolio. We believe that our planned 2013 activity in these assets will provide an expected 30% growth in our pro forma oil volumes. This is expected to result in our second half 2013 equivalent volumes being higher than the first half of 2013. In addition, we have hedges in place for all of our 2013 natural gas production at approximately $4.00 per MMBtu, which protects cash flows and the capital plan.

“Our strategy for 2013 is well defined and the Company is focused on oil and liquids projects. We will concentrate on capturing the value that is embedded within our large asset base, while maintaining spending near projected cash flow. While considerable progress has been made in restoring operational and financial flexibility, our challenge will be to accelerate the development of our asset base in 2013.”

FOURTH QUARTER 2012 RESULTS

For the three months ended December 31, 2012, Forest reported a net loss of $287 million, or $(2.48) per diluted share. This compares to Forest's net earnings of $19 million, or $0.17 per diluted share, in the corresponding 2011 period. The net loss in the fourth quarter of 2012 was affected by the following items:

  The effect of a ceiling test write-down of $279 million ($178 million net of tax)
  An increase in the valuation allowance on deferred tax assets of $104 million ($104 million net of tax)
  Loss on debt extinguishment of $36 million ($23 million net of tax)
  Unrealized gain on derivative instruments of $7 million ($5 million net of tax)
  Rig stacking costs of $4 million ($2 million net of tax)

Without the effect of these items, Forest's adjusted net earnings and earnings per share on a diluted basis for the three months ended December 31, 2012 was $17 million, or $0.14 per diluted share, compared to $20 million, or $0.18 per diluted share, in the corresponding 2011 period. Forest's adjusted EBITDA for the three months ended December 31, 2012 was $132 million compared to $139 million in the corresponding 2011 period. Forest's adjusted discretionary cash flow for the three months ended December 31, 2012 was $93 million compared to $104 million in the corresponding 2011 period. The decrease in each of the above metrics was primarily due to lower natural gas sales volumes and revenues, which was partially offset by an increase in oil sales volumes.

Average Net Sales Volumes, Average Realized Prices, and Revenues

Forest's average net sales volumes for the three months ended December 31, 2012 decreased 10% and 9% from the corresponding 2011 period and from the third quarter of 2012, respectively. Fourth quarter 2012 net sales volumes were lower as a result of the South Louisiana property sale that closed on November 16, 2012, and a decline in natural gas volumes due to the Company’s decision to defer capital investment on its natural gas properties until it sees a more robust commodity price environment. The following table details the components of average net sales volumes, average realized prices, and revenues for the three months ended December 31, 2012:

	Three Months Ended December 31, 2012
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Average Net Sales Volumes	202	8.7	9.2	309

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

Average realized prices not including realized derivative gains	$2.93	$91.57	$32.40	$5.45
Realized gains on NYMEX derivatives	0.90	4.68	1.56	0.77
Average realized prices including realized derivative gains	$3.83	$96.25	$33.96	$6.22

Revenues (in thousands)	Gas	Oil	NGLs	Total

Revenues not including realized derivative gains	$54,258	$73,344	$27,312	$154,914
Realized gains on NYMEX derivatives	16,720	3,750	1,314	21,784

Revenues including realized derivative gains	$70,978	$77,094	$28,626	$176,698

Average Net Sales Volumes Excluding Asset Sales

Forest’s 2012 average net sales volumes excluding production associated with asset sales completed during 2012 and the recently completed sale of properties in South Texas were 244 MMcfe/d, which is a 6% increase over 2011 pro forma average net sales volumes of 231 MMcfe/d. The following table provides a reconciliation of the Company’s 2012 and 2011 average net sales volumes excluding asset divestitures:

	Year Ended December 31,
	2012	2011
	(MMcfe/d)	(MMcfe/d)

Reported Average Net Sales Volumes	330	335
% liquids	33%	28%

Average Net Sales Volumes Associated with Asset Divestitures*	(87)	(104)
% liquids	26%	27%

Pro Forma Average Net Sales Volumes	244	231
% liquids	36%	28%

* Includes South Texas asset sale that closed on February 15, 2013

Total Cash Costs

Forest's total cash costs for the fourth quarter of 2012 decreased 6% to $84 million, compared to $89 million in the corresponding 2011 period. Total cash costs per-unit for the fourth quarter of 2012 increased 4% to $2.95 per Mcfe, compared to $2.83 per Mcfe in the corresponding 2011 period.

The following table details the components of total cash costs for the comparative periods:

	Three Months Ended December 31,
	2012	Per Mcfe	2011	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$36,640	$1.29	$40,475	$1.29
General and administrative expense (excluding stock-based compensation of $2,888 and $4,071, respectively)	11,153	0.39	11,912	0.38
Interest expense	37,899	1.33	36,674	1.17
Current income tax expense	(1,817)	(0.06)	(75)	(0.00)
Total cash costs	$83,875	$2.95	$88,986	$2.83

_________________________

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest's per-unit depreciation and depletion expense for the three months ended December 31, 2012 increased 15% to $2.35 per Mcfe, compared to $2.05 per Mcfe in the corresponding 2011 period. The increase was primarily the result of higher finding and development costs associated with Forest's oil- and liquids-focused capital expenditure program.

Ceiling Test Write-Down

Forest recorded a non-cash ceiling test write-down of $279 million in the fourth quarter of 2012 pursuant to the ceiling test limitation prescribed by the Securities and Exchange Commission for companies using the full cost method of accounting. The write-down was primarily a result of decreases in the natural gas and natural gas liquids prices used in the ceiling test calculation in the fourth quarter of 2012 compared to the third quarter of 2012.

Loss on Debt Extinguishment

Forest redeemed $300.0 million of the 8½% Senior Notes due 2014 at 110.24% of par value in October 2012. This redemption resulted in a recognized loss of $36.3 million, comprised of a $30.7 million call premium and a write-off of $5.6 million of unamortized discount and debt issuance costs.

Total Capital Expenditures

Forest's exploration and development capital expenditures for the three months and year ended December 31, 2012 were $103 million and $648 million, respectively, compared to $178 million and $683 million in the corresponding 2011 periods. The decrease was primarily the result of the Company’s decision in July of 2012 to adjust the capital spending rate to be more aligned with projected cash flow.

Forest’s land and leasehold acquisition costs for the three months and year ended December 31, 2012 were $3 million and $64 million, respectively, compared to $22 million and $205 million in the corresponding 2011 periods.

The following table summarizes total capital expenditures for the comparative periods (in thousands):

	Three Months Ended December 31,	Year Ended December 31,
	2012	2012

Exploration and development	$103,116	$647,962
Land and leasehold acquisitions - Cash	3,288	27,626
Land and leasehold acquisitions - Stock	-	36,431
	106,404	712,019

Add:
ARO, capitalized interest, and capitalized equity compensation	3,128	20,620
Total capital expenditures	$109,532	$732,639

ESTIMATED PROVED RESERVES

Forest reported December 31, 2012 estimated proved reserves of 1,363 Bcfe, which were 69% proved developed, compared to 1,904 Bcfe at December 31, 2011, which were 55% proved developed. The decrease in estimated proved reserves was a result of 604 Bcfe of revisions primarily related to significantly lower natural gas prices and 52 Bcfe of asset divestitures offset by extensions and discoveries of 235 Bcfe in our core areas. With continued focus on oil and liquids-rich drilling, extensions and discoveries were comprised of 60% oil and natural gas liquids and 40% natural gas. The amount of estimated proved reserves comprised of oil and natural gas liquids at year-end 2012 increased to 33% compared to 24% at year-end 2011. The pricing utilized for estimated proved reserves at December 31, 2012 was based on a 12-month average of the 2012 first-day-of-the-month Henry Hub price for natural gas and West Texas Intermediate price for oil of $2.76 per MMbtu and $94.79 per barrel, respectively. This compares to the pricing utilized for estimated proved reserves at December 31, 2011 for natural gas and oil of $4.12 per MMbtu and $96.08 per barrel, respectively. Forest's estimated proved reserves were audited by DeGolyer and MacNaughton (D&M), an independent third party engineering firm. D&M's audit covered properties representing over 83% of the value of Forest's total estimated proved reserves at year-end 2012.

The following table reflects the 2012 activity related to the estimated proved reserves and includes calculations of reserve replacement ratio and finding and development costs utilizing net sales volumes and capital expenditures:

Estimated Proved Reserves (Bcfe)

December 31, 2011	1,904

Extensions and discoveries	235
Reserve additions	235

Net sales volumes	(121)
Sales of properties	(52)
Price-related revisions	(502)
Performance-related revisions	(50)
Other revisions (1)	(52)
Reserve subtractions	(776)

December 31, 2012	1,363

Drill bit reserve replacement ratio excluding revisions (2)	194%

Drill bit finding and development costs excluding revisions (per Mcfe) (3)	$2.76

EXPLANATION OF RESERVE REPLACEMENT RATIO AND FINDING AND DEVELOPMENT COSTS

The following discussion relates to Forest's reserve replacement ratios and finding and development costs in 2012:

(1)	Forest reclassified its natural gas reserves in Italy from proved to probable following an Italian regional regulatory body’s denying approval of an environmental impact assessment needed in order for Forest to commence production.

(2)	The drill bit reserve replacement ratio excluding revisions of 194% was calculated by dividing extensions and discoveries of 235 Bcfe by net sales volumes of 121 Bcfe.

(3)	The drill bit finding and development costs, excluding revisions, of $2.76 per Mcfe was calculated by dividing the sum of exploration and development capital expenditures (excluding land and leasehold acquisitions, asset retirement obligations, capitalized interest, and capitalized equity compensation) of $648 million by extensions and discoveries of 235 Bcfe.

OPERATIONAL PROJECT UPDATE

Texas Panhandle Area

The Company is focused on drilling higher-margin oil opportunities, including the Missourian Wash (Hogshooter), Tonkawa, Douglas, and other intervals in the Texas Panhandle Area. In aggregate, seven zones have been identified for oil development. Forest is currently running two rigs in the Texas Panhandle Area and expects to maintain this level of activity during 2013.

Highlighting drilling activity since the last earnings release, the Company participated in drilling two Missourian Wash (Hogshooter) wells that had a 30-day average gross production rate of 1,840 Boe/d (68% oil). In addition, a third Missourian Wash (Hogshooter) well is currently in the process of being completed.

The Company has drilled eight Missourian Wash (Hogshooter) wells since initiating its drilling program in late-2011 that have had a 30-day average gross production rate of 1,820 Boe/d (67% oil) and a 90-day average gross production rate of 1,200 Boe/d (64% oil). The most productive well completed during 2012 began producing in January and had cumulative equivalent production of approximately 450,000 barrels of oil in its first year of sales.

Eagle Ford Shale

Drilling in the Eagle Ford continues to be focused in the central fairway of Forest’s acreage position in Gonzales County, where the Company has experienced the most consistent performance within the drilling program. Forest currently plans to operate a one- to two-rig program during 2013 and believes that it can hold a core development position of approximately 40,000 net acres over the next several years.

The Company completed two Eagle Ford wells within the central fairway since the last earnings release that had a 30-day average gross production rate of 515 Boe/d (94% oil). In addition, Forest continues to make progress on lowering well costs and reached a notable milestone in the development of the Eagle Ford as one of the recent wells was drilled and completed for less than $6 million. The Company initiated a pad drilling program during the fourth quarter and is scheduled to complete the initial four-well pad during March of 2013.

The Company drilled fourteen wells in the central fairway of the Eagle Ford during 2012 that had a 30-day average gross production rate of 490 Boe/d (94% oil), and thirteen of the wells had a 90-day average gross production rate of 353 Boe/d (94% oil). The most productive well completed during 2012 began producing in July and had cumulative production of approximately 70,000 barrels of oil in its first 180 days.

The recent wells and the 2012 well program continue to meet Forest’s type curve. The type curve projects an estimated ultimate recovery of 300 Mboe, with a pre-tax drilling rate of return of approximately 30% based on a $90 WTI-NYMEX oil price and a $6 million well cost.

Average net sales volumes from the Eagle Ford in the fourth quarter of 2012 increased 28% to 2,300 Boe/d as compared to third quarter 2012 volumes of 1,800 Boe/d. For 2012, net sales volumes averaged approximately 1,600 Boe/d, a 132% increase over 2011 net sales volumes.

Forest plans to continue a one- to two-rig program in the Eagle Ford and to drill approximately 20 wells during 2013.

East Texas

The Company remains active in East Texas targeting higher-margin liquids opportunities within the Cotton Valley and other prospective zones. Since the last earnings release, two horizontal Cotton Valley wells (100% working interest) were completed with a 30-day average gross production rate of 9 MMcfe/d (37% liquids).

The Company drilled eight Cotton Valley wells during 2012 that had a 30-day average gross production rate of 7.9 MMcfe/d (38% liquids), and seven of the wells had a 90-day average gross production rate of 6.6 MMcfe/d (39% liquids).

The Company plans to continue a one-rig program targeting the liquids-rich Cotton Valley and other prospective zones in 2013.

NATURAL GAS AND OIL DERIVATIVES

As of February 20, 2013, Forest had natural gas and oil derivatives in place for 2013 and 2014 covering the aggregate average daily volumes and weighted average prices shown below:

	2013	2014
Natural gas swaps:
Contract volumes (Bbtu/d)	160.0	80.0
Weighted average price (per MMBtu)	$3.98	$4.34

Oil swaps:
Contract volumes (MBbls/d)	4.0	-
Weighted average price (per Bbl)	$95.53	$-

In connection with several swaps shown in the table above, Forest granted swaption instruments to counterparties in exchange for Forest receiving premium hedged prices on the swaps. The table below sets forth the outstanding swaptions as of February 20, 2013:

	2014	2015
Natural gas swaptions:
Contract volumes (Bbtu/d)	40.0	-
Weighted average price (per MMBtu)	$4.50	$-

Oil swaptions:
Contract volumes (MBbls/d)	5.0	3.0
Weighted average price (per Bbl)	$101.80	$100.00

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net earnings (loss) from continuing operations as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings from continuing operations (adjusted net earnings), which is a non-GAAP performance measure. Adjusted net earnings consist of net earnings (loss) from continuing operations after adjustment for those items shown in the table below. Adjusted net earnings does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) from continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management does not view adjusted net earnings in isolation and also uses other measurements, such as net earnings (loss) from continuing operations and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss) from continuing operations, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net earnings (loss) from continuing operations	$(286,533)	$19,467	$(1,288,931)	$98,260

Ceiling test write-down of oil and natural gas properties, net of tax	178,032	-	634,047	-
Change in valuation allowance on deferred tax assets and foreign income tax rate differential	104,442	-	575,778	-
Impairment of properties, net of tax	-	-	50,811	-
Stock-based compensation expense attributable to the spin-off, net of tax	-	-	-	4,228
Severance and stock based compensation acceleration, net of tax	-	-	3,835	-
Non-deductible stock based compensation costs	-	-	1,702	-
Rig stacking, net of tax	2,466	-	4,219	-
Loss on debt extinguishment, net of tax	23,200	-	23,200	-
Unrealized (gains) losses on derivative instruments, net of tax	(4,615)	940	25,037	(24,957)
Canadian dividend tax, net of tax	-	-	-	18,460
Legal proceeding costs, net of tax	-	-	18,688	4,149
Adjusted net earnings	$16,992	$20,407	$48,386	$100,140

Earnings attributable to participating securities	(406)	(444)	(1,138)	(2,076)

Adjusted net earnings for diluted earnings per share	$16,586	$19,963	$47,248	$98,064

Weighted average number of diluted shares outstanding	115,477	112,382	114,960	112,868

Adjusted diluted earnings per share	$0.14	$0.18	$0.41	$0.87

Adjusted EBITDA

In addition to reporting net earnings (loss) from continuing operations as defined under GAAP, Forest also presents adjusted net earnings before interest, income taxes, depreciation, depletion, and amortization from continuing operations (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net earnings (loss) from continuing operations after adjustment for those items shown in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements such as net earnings (loss) from continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest's management does not view adjusted EBITDA in isolation and also uses other measurements, such as net earnings (loss) from continuing operations and revenues to measure operating performance. The following table provides a reconciliation of net earnings (loss) from continuing operations, the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net earnings (loss) from continuing operations	$(286,533)	$19,467	$(1,288,931)	$98,260

Income tax (benefit) expense	(1,832)	12,195	173,437	89,135
Interest expense	37,899	36,674	141,831	149,755
Ceiling test write-down of oil and natural gas properties	278,654	-	992,404	-
Impairment of properties	-	-	79,529	-
Depreciation, depletion, and amortization	66,656	64,457	280,458	219,684
Unrealized (gains) losses on derivative instruments, net	(7,246)	1,451	39,126	(39,087)
Stock-based compensation	2,847	2,727	15,074	20,536
Accretion of asset retirement obligations	1,749	1,586	6,663	6,082
Legal proceeding/severance costs	-	-	31,102	6,500
Loss on debt extinguishment	36,312	-	36,312	-
Rig stacking	3,860	-	6,604	-
Adjusted EBITDA	$132,366	$138,557	$513,609	$550,865

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities of continuing operations as defined under GAAP, Forest also presents adjusted discretionary cash flow of continuing operations (adjusted discretionary cash flow), which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities of continuing operations after adjustment for those items shown in the table below. This measure does not represent, and should not be considered an alternative to, GAAP measurements such as net cash provided by operating activities of continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest's management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in operating assets and liabilities, which fluctuate due to the timing of collections of receivables and the settlements of liabilities, and other items. Forest's management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. Forest’s management does not view adjusted discretionary cash flow in isolation and also uses other measurements, such as net cash provided by operating activities of continuing operations to measure operating performance. The following table provides a reconciliation of net cash provided by operating activities of continuing operations, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Net cash provided by operating activities of continuing operations	$85,830	$92,683	$371,655	$398,097

Changes in operating assets and liabilities:
Accounts receivable	(2,503)	6,450	(11,573)	(23,236)
Other current assets	1,796	(6,052)	(2,630)	(14,314)
Accounts payable and accrued liabilities	23,346	1,374	21,164	6,470
Accrued interest and other	(15,799)	9,543	(2,322)	5,566
Canadian dividend tax(1)	-	-	-	28,921
Current income tax credit/income tax-carryback (1)	-	-	(33,327)	-
Legal proceeding/severance costs(1)	-	-	31,102	6,500

Adjusted discretionary cash flow	$92,670	$103,998	$374,069	$408,004

(1)

The Canadian dividend tax, current income tax credit/income tax-carryback, and legal proceeding/severance costs are non-recurring cash-settled items. Including the effect of these items, adjusted discretionary cash flow for the years ended December 31, 2012 and 2011 would have been $376 million and $373 million, respectively.

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest's management uses net debt to assess Forest's indebtedness. The following table sets forth the components of net debt (in thousands):

	December 31, 2012		December 31, 2011
	Principal	Book(1)	Principal	Book(1)
Credit facility	$65,000	$65,000	$105,000	$105,000
7% Senior subordinated notes due 2013	12	12	12	12
8 1/2% Senior notes due 2014 (2)	300,000	296,723	600,000	587,611
7 1/4% Senior notes due 2019	1,000,000	1,000,365	1,000,000	1,000,421
7 1/2% Senior notes due 2020 (2)	500,000	500,000	-	-
Total debt	1,865,012	1,862,100	1,705,012	1,693,044

Less: cash and cash equivalents	1,056	1,056	3,012	3,012

Net debt	$1,863,956	$1,861,044	$1,702,000	$1,690,032

(1)

Book amounts include the principal amount of debt adjusted for unamortized net discounts on the issuance of certain senior notes of $3 million and $12 million at December 31, 2012 and 2011, respectively.

(2)

In September 2012, Forest issued $500 million in 7 1/2% Senior notes due September 15, 2020. A portion of the proceeds were used in October 2012 to redeem 50% of the $600 million 8 1/2% Senior notes due February 15, 2014.

TELECONFERENCE CALL

A conference call is scheduled for Thursday, February 21, 2013, at 9:00 AM MT to discuss the release. You may access the call by dialing toll free 866.356.3095 (for U.S./Canada) and 617.597.5391 (for International) and request the Forest Oil teleconference (ID # 18661304). The conference call will also be webcast live on the Internet and can be accessed by going to the Forest Oil website at www.forestoil.com in the “Investor Relations” section of the website. A Q&A period will follow.

A replay of the conference call will be available through March 7, 2013. You may access the replay by dialing toll free 888.286.8010 (for U.S./Canada) and 617.801.6888 (for International), conference ID # 57791293. An archive of the conference call webcast will also be available at www.forestoil.com in the “Investor Relations” section of the website.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for natural gas and liquids prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of natural gas and liquids.

These risks relating to Forest include, but are not limited to, natural gas and liquids price volatility, its level of indebtedness, access to cash flows and other sources of liquidity, its ability to replace production or to renew or maintain leases, its ability to compete with larger producers, the uncertainty inherent in estimating oil and gas reserves, the impact of low natural gas and liquids prices, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

February 20, 2013

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)

	December 31,
	2012	2011
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$1,056	$3,012
Accounts receivable	67,516	79,089
Derivative instruments	40,190	89,621
Other current assets	16,318	38,950
Total current assets	125,080	210,672

Net property and equipment	1,754,238	2,651,116

Deferred income taxes	14,681	231,116
Goodwill	239,420	239,420
Derivative instruments	8,335	10,422
Other assets	60,108	38,405
	$2,201,862	$3,381,151

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$164,786	$247,880
Accrued interest	23,407	23,259
Derivative instruments	9,347	28,944
Deferred income taxes	14,681	20,172
Current portion of long-term debt	12	-
Other current liabilities	14,092	20,582
Total current liabilities	226,325	340,837

Long-term debt	1,862,088	1,693,044
Asset retirement obligations	56,155	77,898
Derivative instruments	7,204	-
Other liabilities	92,914	76,259
Total liabilities	2,244,686	2,188,038

Shareholders' equity:
Common stock	11,825	11,454
Capital surplus	2,541,859	2,486,994
Accumulated deficit	(2,575,994)	(1,287,063)
Accumulated other comprehensive loss	(20,514)	(18,272)
Total shareholders' (deficit) equity	(42,824)	1,193,113

	$2,201,862	$3,381,151

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands, except per share amounts)

Revenues:
Oil, gas, and NGL sales	$154,914	$176,616	$605,523	$703,531
Interest and other	13	87	136	1,026
Total revenues	154,927	176,703	605,659	704,557

Costs, expenses, and other:
Lease operating expenses	25,860	28,565	108,027	99,158
Production and property taxes	7,314	8,445	34,249	40,632
Transportation and processing costs	3,466	3,465	14,633	13,728
General and administrative expense	14,041	15,983	59,262	65,105
Depreciation, depletion, and amortization	66,656	64,457	280,458	219,684
Ceiling test write-down of oil and gas properties	278,654	-	992,404	-
Impairment of properties	-	-	79,529	-
Interest expense	37,899	36,674	141,831	149,755
Realized and unrealized gains on derivative instruments, net	(31,902)	(17,432)	(72,646)	(88,064)
Other, net	41,304	4,884	83,406	17,164
Total costs, expenses, and other	443,292	145,041	1,721,153	517,162
Earnings (loss) from continuing operations before income taxes	(288,365)	31,662	(1,115,494)	187,395
Income tax	(1,832)	12,195	173,437	89,135
Net earnings (loss) from continuing operations	(286,533)	19,467	(1,288,931)	98,260
Net earnings from discontinued operations	-	-	-	44,569
Net earnings (loss)	(286,533)	19,467	(1,288,931)	142,829
Less: net earnings attributable to noncontrolling interest	-	-	-	4,987

Net earnings (loss) attributable to Forest Oil Corporation	$(286,533)	$19,467	$(1,288,931)	$137,842

Basic earnings (loss) per common share attributable to Forest Oil Corporation common shareholders:
Earnings (loss) from continuing operations	$(2.48)	$0.17	$(11.21)	$0.86
Earnings from discontinued operations	-	-	-	0.35

Basic earnings (loss) per common share attributable to Forest Oil Corporation common shareholders	$(2.48)	$0.17	$(11.21)	$1.21

Diluted earnings (loss) per common share attributable to Forest Oil Corporation common shareholders:
Earnings (loss) from continuing operations	$(2.48)	$0.17	$(11.21)	$0.85
Earnings from discontinued operations	-	-	-	0.34

Diluted earnings (loss) per common share attributable to Forest Oil Corporation common shareholders	$(2.48)	$0.17	$(11.21)	$1.19

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	(In thousands)
Operating activities:
Net earnings (loss)	$(286,533)	$19,467	$(1,288,931)	$142,829
Less: net earnings from discontinued operations	-	-	-	44,569
Net earnings (loss) from continuing operations	(286,533)	19,467	(1,288,931)	98,260

Adjustments to reconcile net earnings (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation, depletion, and amortization	66,656	64,457	280,458	219,684
Deferred income tax expense (benefit)	(15)	12,270	208,975	58,994
Unrealized (gains) losses on derivative instruments, net	(7,246)	1,451	39,126	(39,087)
Ceiling test write-down of oil and gas properties	278,654	-	992,404	-
Impairment of properties	-	-	79,529	-
Stock-based compensation	2,847	2,727	15,074	20,536
Accretion of asset retirement obligations	1,749	1,586	6,663	6,082
Loss on debt extinguishment	36,312	-	36,312	-
Other, net	246	2,040	6,684	8,114

Changes in operating assets and liabilities:
Accounts receivable	2,503	(6,450)	11,573	23,236
Other current assets	(1,796)	6,052	2,630	14,314
Accounts payable and accrued liabilities	(23,346)	(1,374)	(21,164)	(6,470)
Accrued interest and other current liabilities	15,799	(9,543)	2,322	(5,566)
Net cash provided by operating activities of continuing operations	85,830	92,683	371,655	398,097

Investing activities:
Capital expenditures for property and equipment:
Exploration, development, acquisition, and leasehold costs	(122,654)	(216,983)	(721,536)	(873,877)
Other fixed assets	(3,117)	(2,598)	(9,128)	(6,968)
Proceeds from sales of assets	253,980	159	262,882	121,115
Net cash provided (used) by investing activities of continuing operations	128,209	(219,422)	(467,782)	(759,730)

Financing activities:
Proceeds from bank borrowings	593,000	148,000	1,244,000	160,000
Repayments of bank borrowings	(528,000)	(43,000)	(1,284,000)	(55,000)
Issuance of senior notes, net of issuance costs	-	-	491,250	-
Redemption of senior notes	(330,709)	(285,000)	(330,709)	(285,000)
Change in bank overdrafts	13,499	37,776	(24,217)	17,116
Other, net	58	1,886	(2,153)	(10,421)
Net cash (used) provided by financing activities of continuing operations	(252,152)	(140,338)	94,171	(173,305)

Cash flows of discontinued operations:
Operating cash flows	-	-	-	101,292
Investing cash flows	-	-	-	(255,470)
Financing cash flows	-	-	-	478,324
Net cash provided by discontinued operations	-	-	-	324,146
Effect of exchange rate changes on cash	-	-	-	(3,476)
Net decrease in cash and cash equivalents	(38,113)	(267,077)	(1,956)	(214,268)
Net increase in cash and cash equivalents of discontinued operations	-	-	-	(289)
Net decrease in cash and cash equivalents of continuing operations	(38,113)	(267,077)	(1,956)	(214,557)
Cash and cash equivalents of continuing operations at beginning of period	39,169	270,089	3,012	217,569
Cash and cash equivalents of continuing operations at end of period	$1,056	$3,012	$1,056	$3,012

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
Director – Investor Relations